Exhibit 5.1

September 24, 2009

The Princeton Review, Inc.

111 Speen Street

Framingham, Massachusetts 01701

Re:	Securities Being Registered under Registration Statement on Form S-3

Ladies and Gentlemen:

This opinion letter is furnished to you in connection with your filing of a Registration Statement on Form S-3 (as amended or supplemented, the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of up to $75,000,000 of any combination of (i) common stock, par value $.01 per share, of The Princeton Review, Inc., a Delaware corporation (the “Company”) ( “Common Stock”), (ii) preferred stock, par value $.01 per share, of the Company ( “Preferred Stock”), (iii) warrants to purchase Common Stock or Preferred Stock ( “Warrants”), and (iv) units comprised of Common Stock, Preferred Stock, and/or Warrants in any combination ( “Units”). Common Stock, Preferred Stock, Warrants and Units are referred to collectively herein as the “Securities.” The Registration Statement registers an unspecified number of shares of Common Stock, Preferred Stock, Warrants and Units. The Registration Statement provides that the Securities may be offered separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each a “Prospectus Supplement”) to the prospectus contained in the Registration Statement (the “Prospectus”).

We have reviewed such documents and made such examination of law as we have deemed appropriate to give the opinions expressed below. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinions set forth below, on certificates of officers of the Company.

The opinions expressed below are limited to the Delaware General Corporation Law (which includes reported judicial decisions interpreting the Delaware General Corporation Law).

Express assumptions to which the opinions set forth below are subject are as follows:

i.	the Company continues to be validly existing as a corporation;

ii.	all required authorizations and approvals have been received from, and all notices given to and documents filed with, governmental authorities and regulatory bodies to the extent required by applicable law;

iii.	after the issuance of any Securities offered pursuant to the Registration Statement, the total number of issued shares of Common Stock or Preferred Stock, as applicable, together with the total number of shares of such stock committed to be issued upon the exercise, exchange, conversion or settlement, as the case may be, of any security then outstanding (including Warrants and Units), will not exceed the total number of authorized shares of Common Stock or Preferred Stock, as applicable, under the Company’s Certificate of Incorporation, as amended and then in effect (the “Charter”);

The Princeton Review, Inc.

September 24, 2009

iv.	with respect to shares of Common Stock and Preferred Stock (a) all such shares have been duly authorized, (b) the issuance of such shares shall have been approved by all necessary corporate action, and (c) such shares shall have been issued in accordance with the terms by which their issuance was approved, including the receipt by the Company of the consideration called for by such terms, which consideration was not less than the par value of such shares;

v.	with respect to shares of Preferred Stock, (a) the terms of such Preferred Stock shall have been established in conformity with the Charter and applicable law and (b) the certificate of designations to the Charter setting forth the terms of such Preferred Stock shall have been duly executed and filed with governmental authorities in accordance with the Charter and applicable law; and

vi.	with respect to Warrants and Units, (a) the terms and issuance of such Warrants or Units, as applicable, shall have been approved by all necessary corporate action; (b) the terms of such Warrants or Units, as applicable, shall have been duly established so as to not violate any applicable law or result in a default under or breach of any agreement or instrument binding upon the Company and to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company or any of its property; (c) agreements representing such Warrants or Units, as applicable, shall have been duly authorized, executed and delivered; and (d) such Warrants or Units, as applicable, shall have been issued in accordance with the terms by which their issuance was approved, including the receipt by the Company of the consideration called for by such terms.

Based upon the foregoing, and subject to the additional qualifications set forth below, we are of the opinion that:

1.	The shares of Common Stock will be validly issued, fully paid and nonassessable.

2.	The shares of Preferred Stock will be validly issued, fully paid and nonassessable.

3.	The Warrants and/or Units will be valid and binding obligations of the Company.

The opinions expressed above, as they relate to Warrants and Units are subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

This opinion letter and the opinions it contains shall be interpreted in accordance with the Legal Opinion Principles issued by the Committee on Legal Opinions of the American Bar Association’s Business Law Section as published in 53 Business Lawyer 831 (May 1998).

The Princeton Review, Inc.

September 24, 2009

We hereby consent to the inclusion of this opinion as Exhibit 5.1 to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Goodwin Procter LLP

GOODWIN PROCTER LLP